Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2013

LAUREL, Miss. (August 27, 2013) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2013.

Net sales for the third quarter of fiscal 2013 were $739.0 million compared with $624.9 million for the same period a year ago. For the quarter, the Company reported net income of $67.9 million, or $2.95 per share, compared with net income of $28.7 million, or $1.25 per share, for the third quarter of fiscal 2012.

Net sales for the first nine months of fiscal 2013 were $1,955.9 million compared with $1,737.7 million for the first nine months of fiscal 2012. Net income for the first nine months of fiscal 2013 totaled $85.3 million, or $3.71 per share, compared with net income of $44.6 million, or $1.94 per share, for the first nine months of last year.

“Sanderson Farms’ financial results for the third quarter of fiscal 2013 reflect improved market conditions when compared to last year’s third quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices for poultry products were higher than the third quarter of fiscal 2012, as the Georgia Dock whole bird price remained historically high during the quarter. The Georgia Dock price reflects steady retail grocery store demand. In addition, market prices for wings, while below last year’s third quarter levels, improved during the quarter. Boneless breast meat prices remained well above last year’s prices and peaked in May as several quick serve restaurants and other food service establishments featured chicken on their menus.”

Overall market prices for poultry products were higher in the third quarter of fiscal 2013 compared with prices in the third quarter of fiscal 2012. As measured by a simple average of the Georgia dock price for whole chickens, prices increased 11.6 percent compared with the third quarter of fiscal 2012. Boneless breast prices improved when compared to last year’s third fiscal quarter, averaging 32.3 percent higher than the prior-year period. Jumbo wing prices averaged $1.28 per pound for the third quarter of fiscal 2013, down 19.3 percent from the average of $1.59 per pound for the third quarter of fiscal 2012. The average quoted market price for bulk leg quarters was essentially flat during the quarter, averaging $0.51 per pound during the third fiscal quarter of 2013 compared to $0.50 during the third fiscal quarter of 2012. Cash prices for corn delivered to the Company increased 8.1 percent compared with the third quarter a year ago, while the price for soybean meal delivered to the Company increased 10.3 percent. For the nine months ended July 31, 2013, the Company’s cash prices for corn increased 13.2 percent and soybean meal increased 29.3 percent when compared to the nine months ended July 31, 2012.

-MORE-

SAFM Reports Results For Third Quarter of Fiscal 2013

August 27, 2013

“While poultry market prices improved during our third fiscal quarter, the Company continued to experience higher grain prices compared with the same period last year,” added Sanderson. “Market prices for grain have remained high through most of August, but favorable growing conditions this summer have fueled considerable optimism about this year’s corn and soybean crops. While the available grain quantity and prices during the coming months will ultimately depend on this year’s final crop performance, prices have recently moved lower. If we priced all of our needs for the remainder of the fiscal year at yesterday’s market prices, cash paid for feed grains would be approximately $79 million higher during fiscal 2013 compared to fiscal 2012. However, fourth quarter cash market prices would be $65 million lower than last year’s fourth quarter. We have priced our grain needs through August but will be on the market for our needs starting in September.”

“We are also pleased to report that our due diligence and related permitting processes are substantially complete for our previously announced Palestine, Texas facility,” said Sanderson. “Most conditions precedent to breaking ground on the new poultry complex have been met, and we hope to finalize a date to begin construction of the new feed mill, hatchery, processing plant and wastewater treatment facilities in September, subject to final approval by our board of directors. We greatly appreciate the support, encouragement and welcome we have received from the public officials and communities in Palestine, Anderson County, Freestone County and Austin, and we are anxious to begin this next phase of growth for our shareholders, employees and other stakeholders.”

Sanderson Farms will hold a conference call to discuss this press release today, August 27, 2013, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 6, 2013. Those without internet access or who prefer to participate via telephone may call 888-228-5307, access code 8155309.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form10-K for the year ended October 31,2012 and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

-MORE-

SAFM Reports Results For Third Quarter of Fiscal 2013

August 27, 2013

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future earnings, expansion plans, sales, production, and expenses, including feed grain costs.

-MORE-

SAFM Reports Results For Third Quarter of Fiscal 2013

August 27, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2013	2012	2013	2012
Net sales	$738,964	$624,854	$1,955,919	$1,737,726
Costs and expenses:
Cost of sales	605,018	555,240	1,752,118	1,600,145
Selling, general and administrative	29,505	20,704	69,902	56,772

	634,523	575,944	1,822,020	1,656,917

Operating income	104,441	48,910	133,899	80,809
Other income (expense):
Interest income	5	3	12	9
Interest expense	(1,365)	(1,999)	(4,977)	(7,387)
Other	(17)	5	34	(560)

	(1,377)	(1,991)	(4,931)	(7,938)

Income before income taxes	103,064	46,919	128,968	72,871
Income tax expense	35,145	18,198	43,621	28,274

Net income	$67,919	$28,721	$85,347	$44,597

Basic earnings per share	$2.95	$1.25	$3.71	$1.94

Diluted earnings per share	$2.95	$1.25	$3.71	$1.94

Dividends per share	$0.17	$0.17	$0.51	$0.51

-MORE-

SAFM Reports Results For Third Quarter of Fiscal 2013

August 27, 2013

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2013	October 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62,878	$27,802
Accounts receivable, net	118,744	98,022
Inventories	241,343	235,912
Refundable income taxes	0	4,467
Deferred income taxes	0	3,945
Prepaid expenses and other current assets	32,665	27,639

Total current assets	455,630	397,787
Property, plant and equipment	1,020,243	985,198
Less accumulated depreciation	(531,006)	(489,885)

	489,237	495,313
Other assets	2,958	3,353

Total assets	$947,825	$896,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,743	$82,755
Accrued expenses	51,519	42,082
Accrued income taxes	28,898	0
Current maturities of long-term debt	10,757	10,757
Deferred income taxes	125	0

Total current liabilities	178,042	135,594
Long-term debt, less current maturities	77,149	150,212
Claims payable	10,300	4,000
Deferred income taxes	53,926	56,572
Stockholders’ equity:
Common stock	23,014	22,969
Paid-in capital	139,960	135,283
Retained earnings	465,434	391,823

Total stockholders’ equity	628,408	550,075

Total liabilities and stockholder’s equity	$947,825	$896,453

-END-